Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of 16 August 2012, by and between TRIUMPH SAVINGS BANK SSB, (the “Bank”), and GAIL LEHMANN (“Executive”).

RECITALS

WHEREAS, the Bank is the wholly-owned subsidiary of Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc. (collectively, the “Company”); and

WHEREAS, Executive has agreed to serve as the Executive Vice President and Chief Operating Officer of the Bank; and

WHEREAS, the Parties to this Agreement wish to memorialize their employment relationship in writing by this instrument; and

WHEREAS, Executive is willing to enter into this Agreement in consideration of her employment by the Bank and the benefits that Executive will receive under the terms hereof.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT OF EXECUTIVE.

1.1. Duties and Status. The Bank hereby engages Executive as Executive Vice President / Chief Operating Officer of the Bank for the Term (as defined in Section 3.1 hereof), and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Term, Executive will faithfully exercise such authority and perform such duties on behalf of the Bank as are normally associated with her title and position as Executive Vice President / Chief Operating Officer and such other duties or positions as Executive and the Bank will mutually determine from time to time. By way of example, Executive’s primary responsibilities to the Bank include, but are not limited to, supervision of (i) risk management for Bank, the Company, its subsidiaries and affiliates, (ii) information technology and facilities management services for the Company, (iii) and shared management of loan and deposit servicing. Executive’s secondary responsibilities including acting as secretary of the board of directors for the Company and Bank and management of operational components of any merger/acquisition transactions. In the capacity defined in this Section 1.1, Executive will report to the Chief Executive Officer of the Bank.

1.2. Time and Effort. During the Term, Executive will devote her full working time, energy, skill and commercially reasonable best efforts to the performance of her duties hereunder in a manner which will faithfully and diligently further the business and interests of the Bank and the Company. Notwithstanding the foregoing, Executive may participate fully in social, charitable, civic activities and such other personal affairs of Executive as do not interfere with performance of her duties hereunder. The Parties have also agreed that Executive may continue to serve as a director for other entities, and may from time to time provide consulting services for remuneration unrelated to her services to the Bank and the Company; however, as an express condition thereto, Executive will be required to fully disclose for consent all such directorships and consulting engagements to the Chief Executive Officer of the Bank and the Company in advance, and acknowledges and agrees that such consent may be withheld in the sole discretion of the Bank and/or the Company.

2. COMPENSATION AND BENEFITS.

2.1. Annual Base Salary. For all of the employment rendered by Executive to the Bank and to the Company, the Bank will pay Executive an annual base salary of $215,000.00 (the “Annual Base Salary”). Executive’s Annual Base Salary will be payable in equal installments in accordance with the practice of the Bank in effect from time to time for the payment of salaries to officers of the Bank, but in no event less than bi-monthly, and may be increased or decreased during the Term.

2.2. Expenses. The Bank will timely pay or reimburse Executive for all reasonable travel, entertainment and other business expenses actually paid or incurred by Executive during the Term in the performance of Executive’s duties under this Agreement in accordance with the Bank’s employee business expense reimbursement policies in effect from time to time, but in no event less than monthly.

2.3. Restricted Stock Plan. During the Term, Executive will be eligible to participate in the Triumph Bancorp, Inc. Restricted Stock Plan (the “Plan”) and will be awarded restricted stock shares pursuant to the terms of such Plan. Although participation in the Plan is governed in accordance with the terms of the Plan and any agreement awarding participating shares under the Plan, attached as Schedule A to this Agreement is a pro forma Plan participation outline.

2.4. Additional Discretionary Bonuses. During the Term, subject to the recommendation of the Chief Executive Officer of the Bank or Company, and in the final absolute discretion of the Personnel Committee and/or the Bank’s Board of Directors, the Executive may be entitled to a discretionary cash bonus in recognition of superior fulfillment of her duties to the Bank, the Company or its Affiliates.

2.5. Benefits. To the extent the Bank provides employee benefits plans including, without limitation, any pension, disability, group life, sickness, accident and health and dental insurance plans or programs, Executive will be entitled to participate in such employee benefit plans on such terms as determined by the Bank. For the avoidance of doubt, Executive will not be reimbursed by the Bank for any health-related expenses, unless otherwise agreed to by the Bank. Notwithstanding the foregoing, as long as Executive maintains her own health insurance and does not participate in the Bank’s plan, the Bank will reimburse Executive for the monthly premium for Executive’s private health insurance. The Bank’s obligation to provide this reimbursement to Executive shall terminate upon the termination of this Agreement or Executive’s employment, as the case may be, subject to in-kind payments due pursuant to Sections 3.3(c) and or (f) (Non-Cobra reimbursement). In the event that the premium for

Executive’s private health insurance exceeds the cost of the premium the Bank would pay for Executive under the plan provided to all employees of the Bank, the amount of the Bank’s reimbursement to Executive shall be equal to the amount the Bank would have paid if Executive had participated in the plan provided to all employees of the Bank.

2.6. Paid Time Off. During the Term, Executive will be entitled to four weeks paid time off per calendar year and leave of absence and leave for illness or temporary disability in accordance with the policies of the Bank in effect from time to time. Executive’s paid time off entitlement will be prorated in any calendar year in which Executive does not work the entire calendar year. To the extent Executive has not used all paid time off allotted hereunder, Executive is entitled to carry over a maximum of five days into the next calendar year, in accordance with the policies of the Bank.

2.7. Indemnification. During the Term, the Bank agrees to maintain one or more directors and officers liability insurance policies covering Executive pursuant to the terms of such policies.

3. TERM AND TERMINATION.

3.1. Term. Executive’s employment per the terms of this Agreement will commence on the date hereof (the “Effective Date”) and will terminate on the earlier of (a) the close of business on the third anniversary of the Effective Date (the “Original Term”) or (b) the termination of this Agreement pursuant to Section 3.2 hereof. Thereafter, unless written notification is given at least sixty (60) days before the expiration of the Original Term or any subsequent renewal term, this Agreement will automatically renew for successive one year periods (each, a “Renewal Term”). For purposes of this Agreement, when the word “Term” is used alone, it shall collectively refer to the Original Term and all Renewal Term(s). The Bank’s decision not to extend the Term of this Agreement will not be considered termination of Executive’s employment, whether with or without Cause, as defined below. For purposes of this Agreement, any reference to the Term will include the initial three-year Term and any successive automatic one year extension thereof.

3.2. Termination of Employment. Each party will have the right to terminate Executive’s employment hereunder before the Term expires to the extent, and only to the extent, permitted by this Section.

(a) By the Bank for Cause. The Bank will have the right to terminate Executive’s employment at any time upon delivery of written notice of termination for Cause (as defined below) to Executive (which notice will specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Bank, if the Bank (excluding Executive) determines in good faith that Executive: (i) has misappropriated, stolen or embezzled funds or property from the Bank or an affiliate of the Bank or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Bank or any affiliate of the Bank, (ii) has been convicted of a felony or entered a plea of “nolo contendre” which in the reasonable opinion of the Bank brings Executive into disrepute or is likely to cause material harm to the Bank’s (or any of its affiliate’s) business, customer or supplier relations, financial condition or prospects, (iii) has neglected her duties hereunder, (iv) has materially violated a provision of Section 4 hereof, or (v) has willfully violated or breached any material provision of this Agreement in any material respect or violated any material law or regulation (collectively, “Cause”). In the event that Executive’s employment is terminated for Cause, Executive will be entitled to receive only the payments referred to in Section 3.3(e) hereof. Notwithstanding the foregoing to the contrary, prior to any termination pursuant to clause (iii) above, the Bank shall provide Executive with (A) prior written notice describing in reasonable detail the facts and circumstances surrounding each such alleged breach, and (B) an opportunity to cure such alleged breach within ten (10) days after Executive’s receipt of such written notice from the Bank.

(b) By the Bank Upon Total Disability. The Bank will have the right to terminate Executive’s employment on ten days’ prior written notice to Executive if the Bank determines in good faith that Executive is unable to perform her duties by reason of Total Disability, but any termination of employment pursuant to this subsection (b) will obligate the Bank to make the payments referred to in Section 3.3(a) hereof. As used herein, “Total Disability” will mean the inability of Executive, due to a physical or a mental condition, to perform the essential functions of Executive’s job, with or without accommodation, for any period of 180 consecutive days; provided that the return of Executive to her duties for periods of 15 days or less will not interrupt such 180-day period.

(c) By the Bank Other Than for Cause, Death or Total Disability. The Bank will have the right to terminate Executive’s employment, other than for Cause, death or Total Disability, on 60 days’ prior written notice to Executive in the Bank’s sole discretion, but any termination of employment pursuant to this subsection (c) will obligate the Bank to make the payments referred to in Section 3.3(c) hereof.

(d) By Executive. Executive will have the right to terminate her employment hereunder: (i) upon 60 days’ written notice, or (ii) upon 30 days’ written notice because of a reduction in Executive’s Annual Base Salary of more than twenty percent (20%), with the exception of compensation reductions that are applied to all executive officers of the Bank, or in the event such reduction is suggested and/or championed by Executive. In the event that Executive elects to terminate her employment pursuant to subsection (i) hereof, Executive will be entitled to receive only the payments referred to in Section 3.3(d) hereof. In the event Executive elects to terminate her employment pursuant to subsection (ii) hereof, Executive will be entitled to the payments referred to in Section 3.3(c) hereof.

(e) By the Expiration of this Agreement. Executive’s employment hereunder will terminate upon the expiration of the Term pursuant to Section 3.1. In the event the employment of Executive is terminated by the expiration of the Term, Executive will be entitled to receive the payments referred to in Section 3.3(f) hereof.

(f) Death of Executive. Executive’s employment hereunder will terminate upon the death of Executive. In such an event, Executive’s estate will be entitled to receive the payments referred to in Section 3.3(a) hereof.

3.3. Compensation and Benefits Following Termination. Except as specifically provided in this Section, any and all obligations of the Bank to make payments to Executive under this Agreement will cease as of the date the Term expires pursuant to Section 3.1 or as of the date Executive’s employment is terminated pursuant to Section 3.2, as the case may be. Executive will be entitled to receive only the following compensation and benefits following the termination of her employment hereunder:

(a) Upon Death. In the event that the Term terminates pursuant to Section 3.2(g) on account of the death of Executive, the Bank will pay to Executive’s surviving spouse or, if none, her estate, a lump-sum amount equal to the sum of Executive’s earned and unpaid salary through the date of her termination, any bonus definitively granted to Executive by the Bank but not yet paid to Executive, additional salary in lieu of Executive’s accrued and unused vacation, any unreimbursed business and entertainment expenses in accordance with the Bank’s policies, and any unreimbursed employee benefit expenses that are reimbursable in accordance with the Bank’s employee benefit plans through the date of termination (collectively, the “Standard Termination Payments”) and death benefits, if any, under the Bank’s employee benefit plans will be paid to Executive’s beneficiaries as properly designated in writing by Executive. For the avoidance of doubt, the Standard Termination Payments do not include any unvested portion of any annual incentive compensation or bonus.

(b) Upon Termination for Total Disability. In the event that the Bank elects to terminate the employment of Executive pursuant to Section 3.2(b) because of her Total Disability, the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments and Executive will be entitled to such disability and other employee benefits as may be provided under the terms of the Bank’s employee benefit plans.

(c) Upon Termination Other Than for Cause, Death or Total Disability. In the event that the Bank elects to terminate the employment of Executive pursuant to Section 3.2(c), the Bank will pay to Executive within the later of 30 days after her termination of employment or 14 days after the Bank’s receipt of the irrevocable release described in this Section 3.3(c), by certified check or wire transfer of immediately available funds in U.S. dollars, a lump-sum amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to the Annual Base Salary as then in effect in accordance with Section 2.1 for a period equal to twelve (12) months, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to Executive for a period equal to twelve (12) months (collectively, the “Severance Benefits”). If and to the extent that any benefit described in this Section 3.3(c)(ii) is not or cannot be paid or provided under a Bank plan or arrangement, then the Bank will pay or provide for the payments to the Executive of such employee benefits. From the date of such notice of termination other than for Cause or upon death or Total Disability through the last date of Executive’s employment hereunder, Executive will continue to perform the normal duties of her employment hereunder (unless waived by the Bank), and will be entitled to receive when due all compensation and benefits applicable to Executive hereunder. Executive will have no duty to mitigate her damages and the amounts due Executive under this Section 3.3(c) will not be reduced by any payments received from other sources. As a condition of receiving any severance or rights or entitlements for which Executive otherwise qualifies under this Section 3.3(c) (other than with respect to the Standard Termination Payments), Executive agrees to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of the Bank and its subsidiaries and affiliates and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with the Bank or this Agreement (including, without limitation, civil rights claims), in such form as is reasonably requested by the Bank. The irrevocable release will be completed prior to the sixtieth (60th) day following Executive’s termination in order for Executive to be eligible to receive the benefits described in this Section 3.3(c). Notwithstanding anything in this Agreement to the contrary, the Company will not be required to pay any benefit under this Agreement if the Company reasonably determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates. However in the event Company makes such a determination that said payment is prohibited pursuant to Part 359, the Company shall file a complete and accurate request to make such payment with the appropriate regulatory agency within 30 days of such determination.

(d) By Executive. In the event Executive elects to terminate her employment pursuant to Section 3.2(d) (i), the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments and Executive will be entitled to such disability and other employee benefits as may be provided under the terms of the Bank’s employee benefit plans for the time period provided for in such plans. In the event Executive elects to terminate her employment pursuant to Section 3.2(d)(ii), the Executive will be entitled to the payments referred to in Section 3.3(c) hereof.

(e) For Cause. In the event that the Bank terminates the employment of Executive pursuant to Section 3.2(a) for Cause, Executive will be entitled to receive a lump-sum amount equal to the Standard Termination Payments.

(f) By the Expiration of this Agreement. In the event that this Agreement expires at the end of the Original Term or any Renewal Term and is not renewed by the Bank, the Bank will pay to Executive within the later of 30 days after her termination of employment or 14 days after the Bank’s receipt of the irrevocable release described in this Section 3.3(c), by certified check or wire transfer of immediately available funds in U.S. dollars, a lump-sum amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to the Annual Base Salary as then in effect in accordance with Section 2.1 for a period equal to twelve (12) months, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements and or in accordance with Section 2.5 hereof with respect to Executive for a period equal to twelve (12) months. For the avoidance of doubt, if Executive is entitled to receive a payment pursuant to this Section 3.3(f), he is ineligible to receive a payment pursuant to Section 3.3(c) hereof.

(g) Following Change of Control. In the event that her employment and this Agreement are terminated concurrent with a Change of Control (as defined below), or Executive is not offered substantially the same position, duties, compensation and benefits as exist as of the date of such Change of Control by a successor, the Bank will pay Executive, as her exclusive right and remedy in respect of such termination a lump sum payment within 60 days of Executive’s termination of employment, by certified check or wire transfer of immediately available funds, in an amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to the Annual Base Salary as then in effect in accordance with Section 2.1 for a period equal to twelve (12) months, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements and or in accordance with Section 2.5 hereof with respect to Executive for a period equal to twelve (12) months (the amounts described in this clause collectively are the “CIC Severance Benefits”).

In the event that Executive is offered a position by the successor with substantially the same position, duties, compensation and benefits as exist as of the date of a Change of Control and Executive elects not to continue employment with such successor, the Bank will pay Executive, as her exclusive right and remedy in respect of such termination a lump sum payment within 60 days of Executive’s termination of employment, by certified check or wire transfer of immediately available funds, in an amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to one half (1/2) the Annual Base Salary as then in effect in accordance with Section 2.1, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements and or in accordance with Section 2.5 hereof with respect to Executive for a period equal to six (6) months (the amounts described in this clause collectively are the “CIC Resignation Benefits”).

(h) Notwithstanding anything in this Agreement to the contrary, the Bank will not be required to pay any benefit under this Agreement if the Bank reasonably determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates. However in the event Company makes such a determination that said payment is prohibited pursuant to Part 359, the Company shall file a complete and accurate request to make such payment with the appropriate regulatory agency within 30 days of such determination. The Bank’s obligation to pay the CIC Severance Benefits or the CIC Resignation Benefits, as the case may be, under this Section 3.3(g) is contingent upon and subject to Executive’s execution and non-revocation of a general release of the Bank, its successor(s) and their respective subsidiaries and affiliates and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with the Bank or this Agreement (including, without limitation, civil rights claims), in such form as is reasonably requested by the Bank. The irrevocable release will be completed prior to the sixtieth (60th) day following Executive’s termination in order for Executive to be eligible to receive the benefits described in this Section 3.3(g). For the avoidance of doubt, if Executive is entitled to receive payment pursuant to this Section 3.3(g), then Executive will not also be entitled to receive any severance payment pursuant to any other section of this Agreement.

As used in this Agreement, a “Change of Control” will be deemed to have occurred in each of the following instances: (i) a reorganization, merger, consolidation or other corporate transaction involving the Bank, with respect to which the holders of the voting securities of the Bank immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated entity’s then outstanding voting securities; (ii) the sale, transfer or assignment of all or substantially all of the assets of the Bank; or (iii) the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Bank where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the Bank’s then outstanding voting securities; provided however, that a Change of Control will not be deemed to have occurred if a Person becomes the beneficial owner of fifty percent of the combined voting power of the Bank’s then outstanding voting securities solely as a result of the repurchase of voting securities by the Bank. Notwithstanding the preceding provisions of this Section, a “Planned Capital Offering” shall not constitute a Change of Control. A Planned Capital Offering means an issuance of common stock by the Company or any issuance of equity or debt by an affiliate of the Company, including, but not limited to Triumph Consolidated Cos., LLC, the Bank or any subsidiary thereof, to new investors pursuant to a plan adopted by the Board of Directors of the Company as part of its overall growth plan for the Company and wherein a majority of the persons who were members of the Board preceding such capital offering remain after its completion. A Planned Capital Offering may include the issuance Common Stock that is registered with the Securities and Exchange Commission (“SEC”) and any state securities board, or that is exempt from registration with the SEC and/or any state securities board pursuant to any federal or state law or regulation.

3.4. Excise Taxes; Gross Up. In the event that any compensation payable under this Section is determined to be a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the Bank agrees to pay to Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by Executive, after receiving both the payment and the Gross Up and after paying: (i) any Excise Tax on the payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the payment. For purposes of determining the Gross Up, Executive will be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in her filing status for the calendar year in which the payment is to be made based upon Executive’s domicile on the date of the event that triggers the Excise Tax. The determination of whether such Excise Tax is payable and the amount of such Excise Tax will be based upon the opinion of tax counsel selected by the Bank, subject to the reasonable approval of Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments will be calculated (with additional Gross Up determined based on the principals outlined in the previous paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined together with any applicable penalties and interest. The final amount will be paid, if applicable, within thirty (30) days after such calculations are completed, but in no event later than April 1st of the year following the event that triggers the Excise Tax. Notwithstanding the preceding sentence, or any provision in this Agreement to the contrary, in accordance with Section 409A of the Code, the Excise Tax Gross Up will be paid not later than December 31 of the calendar year following the calendar year in which the related Excise Tax or income tax is remitted to the applicable taxing authority.

3.5. All Payments. All payments made to Executive upon the termination of Executive’s employment will be made in U.S. dollars and are in lieu of all other termination or severance payments available at law or otherwise.

4. CONFIDENTIALITY AND NONDISCLOSURE.

4.1. Access to Confidential Information. Executive understands and agrees that in the course of performing work on behalf of the Bank, he will continue to have access to, and will continue to be given Confidential Information relating to the business of the Bank. Executive acknowledges and agrees that such Confidential Information includes, but is not limited to financial information pertinent to the Bank and its customers, and investors, customer lists, customer and investor identities and their preferences, confidential banking and financial information of both the Bank and its customers and investors, and information that Executive may create or prepare certain information related to her duties. Executive hereby expressly agrees to maintain in strictest confidence and not to access without proper business purposes (including repetitive unnecessary access), use (including without limitation in any future business or personal relationship of Executive), publish, disclose or in any way authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of the Bank and its customers and investors, except for legitimate business-related reasons while performing duties on behalf of the Bank. Executive agrees further not to remove or retain any figures, financial information, personnel data, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of the Bank, and to return any such information in Executive’s possession at the conclusion of Executive’s use of such information and at the conclusion of Executive’s employment with the Bank.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Bank, its customers, investors and/or vendors, or is prepared by, obtained by, compiled by or that is used by Executive in conjunction with her duties, and (1) is proprietary to, about, or created by the Bank, its customers, investors and/or vendors; (2) is information the disclosure of which might be detrimental to the interest of the Bank, its investors or customers; or (4) is not typically disclosed by the Bank, its customers, investors and/or vendors, or known by persons who are not associated with the Bank.

4.2. Non-Solicitation of Executives and Investors. Executive agrees that during the Term or any extension thereof, and for a period of one year following the termination of Executive’s employment for any reason, Executive will not (i) offer employment to, enter into a contract for the employment of, or attempt to entice away from the Bank, any individual who is at the time of such offer or attempt, one of the employees holding an officer or director with the Bank or the Company, (ii) interfere with the material business relationships of the Bank or the Company and its subsidiaries, or entice away any material suppliers or contractors, (iii) procure or facilitate the making of any such offer or attempt by any other Person, or (iv) solicit, directly or through any other Person, any investor of the Bank or the Company for purposes of facilitating any investment, partnership or business opportunity unrelated to the Bank or the Company. This restriction in Section 4.2(iv) shall not apply to any investor with which the Executive had a preexisting relationship prior to becoming employed by the Bank.

4.3. Intellectual Property. Executive agrees to disclose and assign to the Bank any and all material of a proprietary nature, particularly including, without limitation, material subject to protection as trade secrets or as patentable ideas or copyrightable works, that Executive may conceive, invent, author or discover, either solely or jointly with another or others during Executive’s employment and that relates to or is capable of use in connection with the business of the Bank or any employment or products offered, manufactured, used, sold or being developed by the Bank at the time said material is developed. Executive will, upon request of the Bank, either during or at any time after Executive’s employment ends, regardless of how or why Executive’s employment ends, execute and deliver all papers, including applications for patents and registrations for copyrights, and do such other legal acts (entirely at the Bank’ expense) as may be necessary to obtain and maintain proprietary rights in any and all countries and to vest title thereto in the Bank.

4.4. Remedy. Executive understands and acknowledges that the Bank has a legitimate business interest in preventing Executive from taking any actions in violation of this Section 4 and that this Section 4 is intended to protect the business and goodwill of the Bank. Executive further acknowledges that a breach of this Section 4 will irreparably and continually damage the Bank and that monetary damages alone will be inadequate to compensate the Bank for such breach. Executive therefore agrees that in the event Executive violates any of the terms of this Section 4, the Bank will be entitled to, in addition to any other remedies available to it in law or in equity, seek temporary, preliminary and permanent injunctive relief and specific performance to enforce the terms of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond. If Executive does take actions in violation of Section 4 of this Agreement, Executive understands that the time periods set forth in those paragraphs will run from the date on which Executive’s violations of those sections, whether by injunction or otherwise, ends and not from the date that Executive’s employment ends. In the event any lawsuit, claim or other proceeding is brought to enforce the terms of this Section 4, or to determine the validity of its terms, then the prevailing party will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and court costs incurred in obtaining enforcement of, or determining the validity of, this Section 4.

4.5. Waiver. Executive understands and agrees that in the event the Bank waives or allows any breach of this Section 4, such waiver or allowance will not constitute a waiver or allowance of any future breach, whether of a similar or dissimilar nature.

4.6. Tolling. If the Bank files a lawsuit in any court of competent jurisdiction alleging a breach of the non-disclosure or non-solicitation provisions of this Agreement by Executive, then any time period set forth in this Agreement relating to the post-termination restrictions on the activities of Executive will be deemed tolled as of the time the lawsuit is filed and will remain tolled until the dispute is finally resolved, either by written settlement agreement resolving all claims raised in the lawsuit, or by entry of a final judgment and final resolution of any post-judgment appellate proceedings.

5. MISCELLANEOUS.

5.1. Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Texas excluding that body of law known as conflicts of law. [The Parties will endeavor to settle amicably by mutual discussions any disputes or claims related to this Agreement (“Dispute”). Failing such settlement, and excepting such claims as may be brought pursuant to Section 4 hereof in a state or federal court having jurisdiction, any other Dispute will finally be settled by arbitration in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes. The Parties will agree upon a single arbitrator. The Arbitrator will not have authority to award punitive damages to either Party. Each Party will bear its own expenses, but the Bank will bear the fees and expenses of the arbitrator. This Agreement will be enforceable, and any arbitration award will be final. In any such arbitration, the decision in any prior arbitration under this Agreement will not be deemed conclusive of the rights as among themselves of the Parties hereunder. The arbitration will be held in Dallas, Texas. Any notices, including a demand for arbitration will be deemed served when delivered to the address indicated in Section 5.3.

5.2. Code Section 409A. It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent applicable. In this connection, the Bank will have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code section 409A (provided that the Bank will choose the action that best preserves the value of the payments and benefits provided to Executive under this Agreement), and the parties agree that this Agreement will be interpreted in a manner that is consistent with Code section 409A. In furtherance, but not in limitation of the foregoing: (a) in the event that Executive is a “specified employee” within the meaning of Code section 409A, payments which constitute a “deferral of compensation” under Code section 409A and which would otherwise become due during the first six (6) months following Executive’s termination of employment will be delayed and all such delayed payments will be paid in full in the seventh (7th) month after the Executive’s termination of employment, and all subsequent payments will be paid in accordance with their original payment schedule, provided that the above delay will not apply to any payments that are excepted from coverage by Code section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations section 1.409A-1(b)(4); (b) notwithstanding any other provision of this Agreement, a termination of Executive’s employment hereunder will mean, and be interpreted consistent with, a “separation from service” within the meaning of Code section 409A; and (c) with respect to the reimbursement of fees and expenses provided for herein, the following will apply: (i) unless a specific time period during which such expense reimbursements and tax gross-up payments may be incurred is provided for herein, such time period will be deemed to be Executive’s lifetime; (ii) the amount of expenses eligible for reimbursement hereunder in any particular year will not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses will not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a tax gross-up payment will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the tax was remitted, as the case may be.

5.3. Headings. The headings and captions set forth herein are for convenience of reference only and will not affect the construction or interpretation hereof.

5.4. Notices. Any notice or other communication required, permitted, or desirable hereunder will be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, by facsimile or by electronic mail addressed as follows:

If to the Bank:		Triumph Savings Bank, SSB

	Physical address:	12700 Park Central Drive Suite 1700
Dallas, TX 75251

	Attn:	Aaron P. Graft / Chief Executive Officer

If to Executive:		Gail Lehmann

	Physical address:	3407 Beech Street
Rowlett, TX 75089

or such other addresses as will be furnished in writing by the parties. Any such notice or communication will be deemed to have been given as of the date so delivered in person or three business days after so mailed.

5.5. Successors and Assigns. Subject to the terms of Section 3.3(g), the Bank may assign its rights under this Agreement to any successor to its business (by merger, acquisition of substantially all of the Bank’s assets or otherwise), provided that such successor entity expressly assumes, in a writing reasonably acceptable to Executive, this Agreement and all obligations and undertakings of the Bank hereunder. Executive may not assign her rights or delegate her duties under this Agreement without the prior written consent of the Bank. Executive understands and agrees that this Agreement will be binding upon and inure to the benefit of the Bank and its legal representatives, successors and assigns. Executive also understands and agrees that this Agreement will be binding upon and inure to the benefit of Executive’s heirs and executors or administrators.

5.6. Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

5.7. Execution of Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.

5.8. Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, will not be affected thereby.

5.9. Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

TRIUMPH SAVINGS BANK, SSB

By:	/s/ Aaron P. Graft
Name:	Aaron P. Graft
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Gail Lehmann
Name: Gail Lehmann

[Signature Page to Employment Agreement]

INITIAL BONUS SCHEDULE

TBI Return on Equity	Total Bonus (as % of base salary)	Stock/Cash Allocation
8%	20%	50%/50%
10%	40%	50%/50%
12%	50%	50%/50%
14%	60%	50%/50%
16%	70%	50%/50%
18%	80%	50%/50%
20%	90%	50%/50%

As specified in the Triumph Bancorp, Inc. Restricted Stock Plan and the Executive’s Employment Agreement, the final discretion on any bonus awarded is vested in the Personnel Committee of the Bank. This Schedule A is for informational purposes only; provided, however, that in light of information currently available to the Personnel Committee, this bonus schedule is considered reasonable in relation to the indicated return on equity for the Bank. The Personnel Committee will make the final decision on bonus awards on an annual basis in light of several factors, both quantitative and qualitative, and per the direction of the Board of Directors, will consider the overall financial health of the Company and/or Bank in arriving at any final decision.